Exhibit 10.2

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this "Agreement") is entered into as of this 13th day of September, 2019, by and between SEAGATE ALICO I, LLC, a Florida limited liability company ("Landlord") and NEOGENOMICS LABORATORIES, INC., a Florida corporation ("Tenant").

WITNESSETH:

WHEREAS, simultaneously herewith, Tenant and Landlord have entered into that certain Office Building Lease (the "Lease"), whereby Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, two (2) to-be-constructed buildings (each, a "Building" and collectively the "Buildings" or "Office Buildings") which Buildings will contain, in the aggregate, up to (but not more than) 150,000 gross square feet of commercial space, up to 100,000 square feet of which may be developed as general office space and the balance of which shall be developed and used as laboratory, warehouse and/or industrial use (as defined in the Lee County zoning code) to be constructed on the Land (as defined in the Lease) together with appurtenant driveways, parking areas and loading areas as depicted on Exhibit B to the Lease (collectively, the "Premises"); and

WHEREAS, Landlord has agreed to design and construct the Base Building Work (as defined herein), appurtenances, and improvements, including landscaping, that comprise the Premises (collectively, the "Project") subject to the terms and conditions herein set forth.

NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants herein contained, intending to be legally bound hereby, Landlord and Tenant hereby agree as follows:

(1) DEFINED TERMS. Except as otherwise defined herein, the capitalized items herein shall have the same meaning as defined in the Lease.

(2) GENERAL DESCRIPTION OF PROJECT: SCOPE

(a) Acknowledgement of Scope. Landlord and Tenant acknowledge that the Project is comprised of
(i) the acquisition of the Land,
(ii) all design (including architectural and civil) and permitting required to perform the Base Building Work and Shared Infrastructure Work (the Base Building Work and Shared Infrastructure Work being collectively referred to herein as the "Landlord's Work"), and
(iii) the construction of the Landlord's Work.

Preliminary Plans. The Landlord's Work will be designed by Landlord based on the Preliminary Project Specifications attached hereto as Schedule 1 and made a part hereof. Such design shall include all horizontal site work and infrastructure work (including on-site drainage systems), landscaping, parking lots and driveways located on the Land, as well as the off-site Shared Infrastructure.

(b) Base Building Work. The "Base Building Work" for the horizontal development of the Land and construction of the Office Buildings (collectively, the "Base Building Work") shall include all site-work, the building shell, all core mechanical, electrical, and plumbing systems, , surface parking sufficient to provide Tenant with the minimum number of parking spaces (including handicapped spaces), as may be required by applicable laws and ordinances, an access driveway and loading areas, and other requirements as set forth in the Preliminary Project Specifications described in Schedule 1 attached hereto and incorporated by reference herein.

(c) Shared Infrastructure Work. Tenant acknowledges that the a portion of the Landlord's Work will include certain off-site infrastructure that that Seller and Landlord have agreed to cause to be designed and constructed. For reference purposes, a right-of-way exhibit depicting the engineering concept for the proposed northerly east-west access road, southerly east-west access road, drainage, utilities, and related improvements (prepared by Hole Montes) is attached hereto as Schedule "4" (the "Hole Montes Right-of-Way Plan"). The Hole Montes Right-of-Way Plan depicts the ''Northerly East-West Access Road" as section #1" and "section #3", and the "Southerly East-West Access Road" is depicted and labeled as "Section #4". The Hole Montes Right-of-Way Plan also depicts a north-south road labeled as "section #2" and "section #2A", through which a roadway and certain utility facilities will be constructed; such north-south road is referred to herein as the ''North-South Road"). Landlord and Seller will enter into a development and cost sharing agreement (the "Development and Cost Sharing Agreement") whereby Landlord will agree to design and construct (in conjunction with Landlord's other site work for the development of the Land): (a) the Northerly East-West Access Road, including the installation of water/sewer infrastructure; (b) the Southerly East-West Access Road, including the installation of water/sewer infrastructure; (c) the North-South Road, including the installation of water/sewer infrastructure; (d) the Monument Sign; (e) the landscaping along the Northerly East-West Access Road ("Landscaping"); and (f) all requisite street lighting for the Northerly East-West Access Road, Southerly East-West Access Road and North-South Road (the "Street Lighting") (collectively, the "Shared Infrastructure Work").

(d) Tenant Improvements: Allowance: Escrow of Tenant's Base Contribution and Tenant's Share of TI Costs. Tenant shall be obligated to utilize Landlord's architect (Studio Plus Architects) (the "Architect") to design all interior improvements for the building that are not included in the Base Building Work (all of such improvements over and above the Base Building Work, including any enhanced specifications or upgraded components that Tenant may desire to make to the Base Building Work being referred to as the "Tenant Improvements"). Landlord will use Landlord's general contractor (the "Contractor") to construct the Tenant Improvements as a component of the Landlord's Work (The Base Building Work and the Tenant Improvements are sometimes collectively referred to as the "Work"). However, the cost of the design and construction of the Tenant Improvements shall be at Tenant's sole cost and expense, subject to the terms of this Section 2(d). The Tenant Improvements design shall be coordinated and integrated with the approved Base Building Work design, and shall be subject to the review and reasonable approval of Landlord as to compatibility to the Base Building Work design.

Landlord shall provide Tenant with an allowance in the amount of $33.00 per gross square foot for the main office Building and $30.00 per gross square foot of the laboratory Building (the "Tenant Improvement Allowance") which shall be used by Tenant to pay for what are customarily considered "hard construction costs" of the Tenant Improvement construction work (but for purposes of the foregoing sentence, "hard construction costs" shall exclude architectural, engineering, design and permitting costs). Any amount of the Tenant Improvement Allowance not expended for hard construction costs of the Tenant Improvements shall be retained by Landlord. For purposes of this Agreement, "Tenant's Share" shall mean and refer (a) Tenant's Base Contribution of $25,000,000, plus (b) the amount by which the actual cost of designing, permitting and constructing the Tenant Improvements exceeds the Tenant Improvement Allowance, as reflected on the Project Budget (as the same may be updated from time to time). Tenant's Share amounts from (a) and (b) above shall be attributed to Eligible Capital Costs as defined in Florida Statute Sec. 220.191(c) and included in Schedule 5. Landlord will instruct its general contractor to maintain records in sufficient detail to enable Landlord and Tenant to identify the Tenant's Share and any adjustments to the Tenant's Share that may occur as a result of Change Orders, Tenant Delays, Force Majeure, or other circumstances not within the control of Landlord [by way of example, under the initial Project Budget attached hereto, Tenant's Share would be $25,000,000 (constituting Tenant's Base Contribution) + $2,267,335 (the amount by which the estimated cost of Tenant Improvements for the main office building exceeds the Tenant Improvement Allowance for the main office building) + $14,706,634(the amount by which the estimated cost of Tenant Improvements for the lab building exceeds the Tenant Improvement Allowance for the lab building) = $41,973,969]. Tenant shall, by no later than the date that Landlord closes on Landlord's construction loan for the Project, deposit with Landlord an amount equal to the then estimated Tenant's Share (the "Tenant's Share Funds"). The Tenant's Share Funds will be held by Landlord (or Landlord's lender) in a construction disbursement account (which account may be pledged to Landlord's lender as security for Landlord's financing for the project), and disbursed by Landlord (or Landlord's lender) from time to time to pay for the costs of the Landlord's Work, which disbursements shall be made at such times as required by Landlord and Landlord's construction lender. If, at any time, Landlord's updated Budget, reflects that the total amount of Tenant's Share Funds previously paid by Tenant to Landlord is less than the Tenant's Share as reflected on such updated Budget (in such case, a "Shortfall"), then Tenant shall, by no later than ten (10) days after written request of Landlord, pay the Shortfall amount to Landlord, which payment shall be added to the Tenant's Share Funds. However, in no event shall the amount of Tenant's Base Contribution be increased without Landlord's and Tenant's written consent, which may be withheld in their respective sole discretion.
(e) Compliance With Law and Industry Standards. Landlord acknowledges that it shall be responsible for ensuring that the Base Building Work design and construction is in compliance with all applicable building codes and laws including, but not limited to, the Americans With Disabilities Act, the Florida Accessibility code, and all environmental laws and regulations, and with sound architectural and construction practices.

Tenant acknowledges that it shall be responsible for ensuring that the Tenant Improvement design and construction is in compliance with all applicable building codes and laws including, but not limited to, 'the Americans With Disabilities Act, the Florida Accessibility Code, and all environmental laws and regulations, and with sound architectural and construction practices.

3. PROJECT DESIGN

(a) Design of Base Building Work. An architect selected by Landlord {the "Architect" will be retained by Landlord and Tenant (under separate agreements) to perform the design of the Base Building Work for Landlord and the Tenant Improvements for Tenant. It is acknowledged that the Architect will be paid an architectural fee by Landlord in the amount of 3.75% of the costs of constructing the Base Building Work (but specifically excluding costs of sitework and infrastructure work performed by Seagate) (the "Landlord's Architectural Fees"), and that the Architect will charge an architectural fee to Tenant in the amount of 7.25% of the costs of the Tenant Improvement work (the "Tenant's Architectural Fees"). The Landlord's Architectural Fees shall be included in the Total Project Costs.

Tenant shall have review and approval rights at each stage of the Base Building Work design including hardscape and landscape; provided, however, that Tenant's approval shall not be construed to waive any requirement or obligation of the Landlord and, to the extent Tenant's exercise of such review and approval rights unreasonably impact the Project Schedule, same shall constitute a Tenant Delay. Notwithstanding anything to the contrary contained herein, no changes may be made to the Base Building Work design without the prior written consent of Tenant, which approval shall not be unreasonably withheld, conditioned nor delayed.

Landlord has caused the Architect to draft a conceptual design for the Base Building Work in accordance with preliminary specifications which include design development plans and drawings ("Base Building Work Progress Design"). If Tenant reasonably objects to any submittal of the Base Building Work Progress Design, Landlord shall cause the design documents to be amended to satisfy such objections and promptly resubmit them to Tenant for Tenant's review. Tenant shall review the revised submittal within five (5) business days after their delivery to reconsider the revised Base Building Work Progress Design. If Landlord shall not have received notice from Tenant that the Base Building Work Progress Design has been accepted or must be resubmitted with corrections or modifications prior to the expiration of the five (5) business day period, the Base Building Work Progress Design shall be deemed approved by the Tenant. After approval of the Base Building Work Progress Design, Landlord will provide Tenant, for Tenant's review and approval, complete and final construction drawings, plans and specifications for the Base Building Work (such plans and specifications, once approved by Landlord and Tenant, are collectively referred to as the "Final Base Building Design"). The Final Base Building Design shall account for any necessary changes, any Tenant-directed changes, and shall ensure consistency between the design documents for the Base Building Work. After the Final Base Building Design has been approved by Tenant, Landlord may not make any material changes to it without Tenant's written approval, which approval may be given or withheld in Tenant's reasonable discretion.

(b) Design of Tenant Improvements. Tenant has retained (or will retain) the Architect to prepare all design documents for the Tenant Improvements. Tenant shall cause Tenant's Architect to complete and submit to Landlord for review and approval a space plan and drawings for the Tenant Improvements ("TI Space Plan") in accordance with the dates set forth in the Project Schedule. Landlord shall have five (5) business days to approve and comment on the design documents. Following Landlord's review and approval, Tenant will cause the Architect to prepare final construction drawings, plans and specifications for the Tenant Improvements, which shall be subject to Landlord's final review and approval (such plans and specifications, once approved by Landlord, are collectively referred to as the "Final TI Design"). The Final TI Design shall account for all Landlord-directed changes reasonably required for consistency with the Final Base Building Design. Tenant shall cause the Architect to confirm and certify to Tenant and Landlord (and Landlord's lender) that the Final TI Design is in compliance with all applicable building codes and laws including, but not limited to, the Americans With Disabilities Act, the Florida Accessibility Code, and all environmental laws and regulations and with sound architectural and construction practices.

(c) Design of Shared Infrastructure. The Shared Infrastructure will be designed by Landlord and Seller and their respective civil engineers pursuant to the Development and Cost Sharing Agreement entered into (or to-be-entered into) between Landlord and Seller. Upon request, Landlord will provide Tenant with copies of the plans and specifications related thereto, but Landlord shall not be required to obtain Tenant's approval of the same so long as they are consistent (in all material respects) with the concept plans attached hereto as Schedule "4". The final plans and specifications for the Shared Infrastructure, as approved by Seller and Landlord and all applicable governmental agencies, shall be deemed the "Final Shared Infrastructure Plans and Specifications."

As between Landlord and Tenant, the Final TI Design and the Final Base Building Design shall be available throughout the Term for Tenant's reproduction, information and reference for its use and use by Landlord in alteration, modification or restoration of the

Premises and for additions to the Project or for completion of this Project by others, in each case without additional compensation to Landlord or Architect. Landlord will instruct the Architect to provide Tenant and Landlord with a complete set of paper and electronic CADD record design drawings of the Project and Final TI Design.

Tenant acknowledges that neither Landlord nor any agent of Landlord has made, except as may be specifically set forth herein, any representation or warranty with respect to the Buildings, or the suitability of the foregoing for the conduct of Tenant's business.

4.  PROJECT CONTRACTORS.

(a) Construction Manager and Site contractor. Landlord's affiliate, Seagate Development Group, LLC. ("Seagate") shall act as construction manager for the Base Building Work and Tenant Improvement construction and shall also serve as the contractor for the horizontal site work for the Land as well as for the Shared Infrastructure. It is acknowledged that Seagate will be paid a contractor's fee in the amount of five percent (5%) of the costs of the site work for the Land and the costs of the Shared Infrastructure Work (the "SDG Contractor's Fee"). Additionally, Seagate will also be paid a construction management fee in the amount of one percent (1%) of the construction costs paid by Landlord to DeAngelis Diamond for the vertical construction of the Office Buildings as well as one percent (1%) of the construction costs paid by Tenant to DeAngelis Diamond for the construction of Tenant's Improvements (the "SDG Construction Mangement Fee"). The SDG Contractor's Fee and the SDG Construction Management Fee shall be included in the Total Project Costs.

(b) Base Building Work and Tenant Improvements Contractor. DeAngelis Diamond or another general contractor selected by Landlord ("DeAngelis Diamond") shall act as general contractor for the Base Building Work construction and Tenant Improvements. If Landlord shall subsequently engage any other general contractor or construction manager (other than Seagate) to construct or manage the Base Building Work construction, then Tenant shall have the right to approve such party and to review and approve the contract between Landlord and such party but solely for the purpose of confirming conformance with the terms of this Development Agreement and the Lease. The parties acknowledge that construction contract between Landlord and DeAngelis Diamond will provide for a 4% contractors fee/profit and will also specifically include the following fees and costs components as included in the 'cost of the work' thereunder, all of which will be a% of the 'cost of the work' and all of which will be included in the Total Project Costs:

Payment & Performance Bond 0.72%
Liability Insurance   1.25%
Preconstruction & Estimating  0.75%
Builder's Risk    0.65%

General Conditions: $1,330,000-FIXED for Base Building and Tenant Improvements

(c) Tenant Improvements Contract. The construction contract for the Tenant Improvements shall be subject to the review and approval of Landlord and approved or rejected within 'five (5) business days of submission. The terms of the Tenant Improvements construction contract shall also be in conformance with the terms of this Development Agreement and the Lease. If Landlord objects to such contract due to any non-conformity, Tenant shall cause the contract to be amended in order to so conform.

5. BID PROCESS FOR CONSTRUCTION OF THE BASE BUILDING WORK

Landlord has developed an estimated Project Budget attached hereto as Schedule 2, which sets forth Landlord's estimated budget of the Total Project Costs, and reflects Landlord's estimate of Total Project Costs of $42,967,033 (the "Total Cost Cap"). The Project Budget and Total Cost Cap are subject to increase as provided for herein and in the Lease. Landlord will cause DeAngelis Diamond to competitively bid the components of the Base Building Work and Tenant Improvement work for which DeAngelis Diamond will perform. A minimum of three (3) qualified bids must be solicited for the Base Building Work construction. Should Tenant demand the selection of a Base Building Work subcontractor whose bid is higher than the lowest qualified bidder, a Change Order (defined in Section 6 below) to the Total Cost Cap will be issued and deemed approved by Landlord and-Tenant increasing the Total Cost Cap by the incremental difference between the low bid and the bid selected by Tenant. The Base Building Work construction will be bid using DeAngelis Diamond's standard bid procedures as follows: (i) a minimum of three (3) bids will be obtained from contractors for each component/trade; (ii) a complete evaluation will be performed on each bid to ensure the correct scope of work is included and to verify accuracy; (iii) each contractor will be evaluated, taking into consideration its length of time in business and prior relationships between Landlord and such contractor; and (iv) any large variances in bids will require the component/trade in question to be re-bid. Landlord shall promptly deliver all bids, re-bids and related information to Tenant upon receipt and shall permit Tenant to attend all bid openings. Tenant may designate sole source subcontractors or add additional potential bidders from whom Landlord shall seek bids. Any net increase (not covered by a direct payment pursuant to Section 6 below) or net decrease in the Project Budget upon completion of the Project (which Project Budget shall reflect the actual amounts spent by Landlord on the Project and remove any un-spent contingency line items), as compared with the Project Budget attached hereto as Schedule 2, shall be reflected in an adjustment to the Base Rent in accordance with Section 5.1 of the Lease; provided, however, that in no event shall any net increase in the Project Budget that exceeds the Total Cost Cap result in an adjustment to the Base Rent under the Lease.

6. CHANGE ORDERS

Tenant, upon receiving the consent of Landlord which shall not be unreasonably withheld or delayed (but which may also be subject to approval of Landlord's lender), shall have the right to require changes in the Base Building Work design by way of written change orders (each, a "Change Order" and collectively, the "Change Orders"). Upon issuance of a Change Order, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on the Project Budget, Total Cost Cap and Project Schedule resulting from said Change Order (the "Change Order Memorandum of Agreement"). Tenant shall within five (5) business days following Tenant's receipt of the Change Order Memorandum of Agreement either (a) execute and return the Change Order Memorandum of Agreement to Landlord or (b) retract its request for the Change Order. If any requested Change Order would cause a net increase to the Project Budget that is not absorbed (at Landlord's election and also subject to any approval that may be required from Landlord's lender) by any contingency in the Project Budget, then as a condition of approving such Change Order, Tenant shall be required (concurrently with the execution of such Change Order) to pay to Landlord directly the amount of such net increase resulting from the Change Order. Any net decrease in the Project Budget upon completion of the Project (which Project Budget shall reflect the actual amounts spent by Landlord on the Project and remove any un-spent contingency line items), as compared with the Project Budget attached hereto as Schedule 2, shall be reflected in an adjustment to the Base Rent in accordance with Section 5.1 of the Lease.

7. SCHEDULE AND COMPLETION

(a) The Landlord's Work shall be performed by Landlord in a good and workmanlike manner to completion and, subject to Force Majeure· and Tenant Delay (as those terms are defined below) Landlord shall endeavor to complete such Base Building Work and Tenant Improvement Work in accordance with the Project Schedule, attached hereto as Schedule 3. Landlord shall provide for and obtain as expeditiously as possible all permits, licenses and certificates necessary for performance of the Base Building Work and Tenant Improvement Work. Landlord shall endeavor to cause substantial completion (as such term is defined in the Lease) of the Landlord's Work to occur in accordance with the Project Schedule, subject to Tenant Delay's, Force Majeure and any other delays not within the reasonable control of Landlord. "Tenant Delay" shall mean the following, to the extent it is the cause of a delay in the Project Schedule caused by Tenant:

i.Tenant's failure to meet any timeline specified herein (a) for submission of information or approval, (b) in the Project Schedule or (c) in the Critical Path Method schedule (as defined herein);

i.Tenant's failure, for any reason, to finalize the plans and specifications for the Tenant Improvements (and/or to make any requisite selections as to such Tenant Improvements) by no later than the dates set forth in the Project Schedule;

i.Change Orders, to the extent the Change Order Memorandum of Agreement therefor provides for or creates a change in the Project Schedule;

i.The performance of any work in the Premises (with or without the permission of Landlord) by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work;

i.Tenant's delay in paying Landlord when due for any costs to construct the Office Buildings that are the responsibility of the Tenant,

i.Any other delay to the extent caused by Tenant or its agents;

i.Any act or omission of Tenant, the Architect (with respect to the Architect's work on the Tenant Improvements) or Contractor, subcontractors, trades or material suppliers (with respect to their respective work on the Tenant Improvements); and

i.Tenant's requirements for special work or materials, finishes or installations other than building standard materials.

In the event that substantial completion of the Premises is delayed beyond the Target Date as a result of Tenant Delay, then, for purposes of determining the Delivery Date, substantial completion of the Premises shall he deemed to occur on the date that substantial completion would have occurred but for such Tenant Delay.

(b) Force Majeure.

"Force Majeure" is defined in the Lease.

(c) Project Schedules. Landlord has submitted to Tenant a Project Schedule as shown in Schedule 3. In addition to the Project Schedule, Landlord shall prepare a calendarized Critical Path Method ("CPM") schedule showing critical dates for start and completion of various portions of the Work including design work, construction and delivery of major components and lengths of time required to complete each portion.

i. The CPM shall be prepared utilizing ProCore Project software, or similar software selected by Landlord. The CPM schedule will identify the obligations of both Landlord and Tenant. The Detailed Critical Path Method Schedule shall be consistent with the timing set forth in the Project Schedule, this Development Agreement and the Lease.

ii. Compliance. After finalization of the CPM schedule, it shall become the basic construction Progress Schedule for the Project including the work associated with the Landlord's Work and Tenant Improvements. Landlord and its contractors shall he responsible for ensuring that it is adhered to, and for ascertaining that proper coordination and time schedules are maintained between various portions of the Work.

iii.  Minimum Contents. At a minimum, the CPM schedule shall contain the minimum contents set forth above, and such additional information reasonably required by Tenant.

iv. Reporting Requirements. On a regular basis (no less than monthly), Landlord shall provide Tenant with reports on the Progress Schedule including, without limitation, revisions, updates, and as-built progress reports.

(a) Progress. Landlord shall be responsible for the preparation and delivery of accurate progress reports to Tenant including actual physical percent complete, activity starts and finishes and exceptions to the current schedule.

(b) Updates/Revisions. Landlord, and its contractors, shall make revisions to the Progress Schedule to show any changes in the planned sequences and methods of Project work, and in response to Change Orders.

(c) Additional Information. Landlord, and its contractors, agree to provide Tenant with additional information and support for the Progress Schedule and any updates/revisions thereto.

v. Delays Attributed to-Project. Landlord and Tenant shall use commercially reasonable measures, consistent with Tenant's requirements for this Building to make up time for delays, so as to seek to maintain the Project Completion Date set forth in the Project Schedule.

8. TENANT RIGHTS OF INSPECTION AND ATTENDANCE

Tenant and its representatives shall have the right, during working hours and subject to customary and reasonable job site procedures and OSHA regulations, to review and inspect the

Premises, and all aspects of the design and construction work. Tenant and its representatives shall also have the right to attend all design and construction meetings and review all Project correspondence and reports.

a.Reports. Landlord shall keep Tenant fully informed as to the status and progress of all construction work with respect to the Project. Landlord shall deliver monthly reports to Tenant detailing the Landlord's Work and its expenses versus the estimated Project Budget.

a.Meetings. Landlord shall inform Tenant of the usual location, date and time of any regularly scheduled design and construction meetings for the Project, and prompt prior notice of any change, in the date, time or location of any such construction meetings. Tenant and/or its representatives shall be permitted to attend all such design and construction meetings.

a.No Deemed Approval; Acceptance or Waiver. Tenant's exercise of any of the rights under this section shall not constitute approval, acceptance, waiver or liability by Tenant or alter Landlord's obligations.

9. PROJECT CONTRACTS.

All Work performed shall be pursuant to written agreements which are consistent with this Development Agreement which pass through the applicable obligations set forth in this Development Agreement, and which contain the following provisions:

Warranty. Landlord shall warrant to Tenant, and shall require from its contractors to warrant to Tenant that all work has been- designed, constructed and completed in a good and workmanlike manner, and all materials and equipment provided are new and free from defective or inferior equipment, materials, and workmanship, for a period of one (1) year after substantial completion.

Warranty repair work shall not be warranted for any additional period unless Landlord's subcontractor shall provide an additional warranty period for the direct benefit of Tenant or Landlord, as the case may be. Landlord will endeavor, but will not be obligated, to obtain additional warranty period coverage for warranty related work.

Within thirty (30) days following the Delivery Date, Tenant may send Landlord a list of punch-list items that are required for full completion of Landlord's Work. Landlord shall have ninety (90) days from the date Landlord receives such list to complete the items designated therein, subject to Force Majeure. In addition, during the first (1st) Lease Year, or during any longer period covered by any warranty of any of Landlord's contractors or subcontractors, Landlord shall make all repairs to the Buildings required because of defects in Landlord's materials or workmanship in connection with Landlord's Work.

10. ALTERNATIVE DISPUTE RESOLUTION ("ADR")

(a) Any dispute or disagreement between Tenant and Landlord which is of a construction or design nature ("ADR Disputes") may be submitted by either party to the ADR procedures as set forth in this Section with the consent of the other party. Unless ADR is specifically provided for a particular matter or dispute, the dispute or disagreement may only be resolved by litigation in the applicable court of law, or by other means if such other means are agreed upon by all parties in interest in writing. If a party is not bound by the ADR procedures set forth herein and is a necessary party in order to resolve the dispute or disagreement, unless such party agrees to be bound by the ADR in writing, Tenant shall have the option of refusing to use the ADR procedures and seeking redress in the courts.

(b) Tenant and Landlord shall agree on a party to act as the arbiter ("ADR Arbiter") of ADR Disputes either in advance or within ten (10) business days from a demand in writing by either party requesting that an ADR Dispute be submitted to ADR. The ADR Arbiter may not have provided any professional services to any of the parties within three (3) years prior to the ADR Dispute or be under contract with any party, have been asked to respond or responded to any Request for Qualifications, Request for Proposals, Invitation to Bid or the like to provide services in the future to any party, be related to or affiliated with any party or any officer, director, or employee, or shareholder thereof, or otherwise have a conflict of interest that could affect the judgment of the ADR Arbiter in reaching a decision. The ADR Arbiter shall be a licensed engineer or architect in the state of Florida, qualified to design projects of the type and scope as the Landlord's Work and Tenant Improvement work and may be employed as a firm of architects or engineers. If Landlord and Tenant cannot agree on an ADR Arbiter, each of Tenant and Landlord shall select an ADR Arbiter satisfying the requirements of this Section, and the selected ADR Arbiters shall select a third who shall be the ADR Arbiter for the purposes hereof.

(c) As a pre-condition to submitting any ADR Dispute to ADR, the parties must have met frrst to attempt to resolve the ADR Dispute. Any ADR Dispute must be submitted to ADR within later of ten (10) business days after the event giving rise to the ADR Dispute or ten (10) business days after the meeting to attempt to resolve the ADR dispute. The ADR Dispute shall he submitted by delivering written demand on the other party and any necessary party and, if an ADR Arbiter has been pre-selected, to the ADR Arbiter. The demand must confirm that the parties have met at least once to attempt to resolve the ADR Dispute without an agreement being reached.

(d) The ADR Arbiter shall hold a hearing no sooner than fifteen (15) days and no later than twenty (20) days from submittal of the demand for ADR, and all necessary parties shall be required to attend such hearing. Such hearing shall be informal in nature and all interested parties shall have the right to be heard and present evidence. The ADR Arbiter shall render a decision, which shall be consistent with Florida law, in writing within ten (10) days after the hearing, which decision shall identify the prevailing party, and the same shall be binding on all parties. The non prevailing party in any ADR Dispute submitted to ADR shall pay the fees of the ADR Arbiter. The ADR Arbiter's decision shall be reducible to judgment and is appealable by either party.

11. MISCELLANEOUS.

(a) Neither of the parties may assign its rights, or delegate its responsibilities under this Agreement, without the prior written consent of the other party.

(b) All notices hereunder shall be in writing and shall be deemed delivered upon receipt, and may be given by personal delivery, mailing by certified mail, return receipt requested, or by reputable overnight delivery service, addressed, if to Landlord:

Seagate Alico I, LLC
Attn: William G. Price, Jr., Manager
12801 Commonwealth Drive, Unit 12
Fort Myers, FL 33913

If to Tenant:  NeoGenomics Laboratories, Inc.
Attn: General Counsel
12701 Commonwealth Drive, Suite 9
Fort Myers, FL 33913

Either party may change the address or addressees for notice by giving the other party notice thereof in the manner provided herein.

(c) The provisions of this Agreement are not intended to create, nor shall they in any way he interpreted to create, a joint venture, a partnership, or any other similar relationship between the parties.

(d) In the event that any party hereto brings or commences legal proceedings to enforce any of the terms of this Agreement, and a judgment or award shall determine the successful party in such action, such party shall be entitled to receive from the losing party in such action a reasonable sum as attorneys' fees and court costs, to be fixed by the courts in such action.

(e) The captions heading the various sections of this Agreement are for convenience and identification only, and shall not be deemed to limit or define the contents of their respective sections.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first above written.

Landlord:

Tenant:

NEOGENOMICS LABORATORIES, INC.

By: /s/Matthew Price
Name: Matthew Price
Title: Manager

By: /s/Douglas M. VanOort, CEO
Douglas M. VanOort, CEO

SCHEDULE l
Preliminary Project Specifications
[to be prepared during the Design and Budget Period]

SCHEDULE 2
Project Budget

SCHEDULE 3
Project Schedule

SCHEDULE 4
Hole Montes Shared Infrastructure Exhibit

SCHEDULE 5
Eligible Capital Costs - Florida Statute Sec. 220.191

220.191 Capital investment tax credit.-
(1) DEFINITIONS.-For purposes ofthis section:
(a)  "Commencement of operations" means the beginning of active operations by a qualifying business of the principal function for which a qualifying project was constructed.
(b)  "Cumulative capital investment" means the total capital investment in land, buildings, and equipment made in connection with a qualifying project during the period from the beginning of construction of the project to the commencement of operations.
(c) "Eligible capital costs" means all expenses incurred by a qualifying business in connection with the acquisition, construction, installation, and equipping of a qualifying project during the period from the beginning of construction of the project to the commencement of operations, including, but not limited to:
1.The costs of acquiring, constructing, installing, equipping, and financing a qualifying project, including all obligations incurred for labor and obligations to contractors, subcontractors, builders, and materialmen.
2. The costs of acquiring land or rights to land and any cost incidental thereto, including recording fees.
3. The costs of architectural and engineering services, including test borings, surveys, estimates, plans and specifications, preliminary investigations, environmental mitigation, and supervision of construction, as well as the performance of all duties required by or consequent to the acquisition, construction, installation, and equipping of a qualifying project.
4. The costs associated with the installation of fixtures and equipment; surveys, including archaeological and environmental surveys; site tests and inspections; subsurface site work and excavation; removal of structures, roadways, and other surface obstructions; filling, grading, paving, and provisions for drainage, storm water retention, and installation of utilities, including water, sewer, sewage treatment, gas, electricity, communications, and similar facilities; and offsite construction of utility extensions to the boundaries of the property.
Eligible capital costs shall not include the cost of any property previously owned or leased by  the qualifying business.